Exhibit 99.1

DCP Midstream Partners Reports First Quarter 2006 Results

DENVER, May 10 /PRNewswire-FirstCall/ -- DCP Midstream Partners, LP (NYSE: DPM) today reported first quarter net income of $5.4 million, or $0.30 per limited partner unit, compared to $7.1 million for the comparable quarter in 2005. On Dec. 7, 2005, DCP Midstream Partners, LP (the Partnership) completed its initial public offering of common units. Earnings for periods prior to the date of the initial public offering are attributable to DCP Midstream Partners Predecessor, which consists of subsidiaries and assets of Duke Energy Field Services, LLC, the owner of the Partnership’s general partner, which were contributed to the Partnership.

The Partnership’s distributable cash flow for the first quarter 2006 was $8.2 million, or 1.3 times the amount required to cover its planned distribution to the general and limited partners. On April 25, 2006, the board of directors of the Partnership’s general partner declared a quarterly distribution of $0.35 per limited partner unit, equating to an annual distribution of $1.40 per limited partner unit.

“We are very pleased with the strong operating performance and cash flow of our assets during our first full quarter as a public company,” said Mike Bradley, president and CEO. “We are beginning to see increased volumes resulting from drilling activity around our assets, including additional volumes on our North Louisiana system from ConocoPhillips’ recently announced drilling program.” ConocoPhillips is one of the parent companies of Duke Energy Field Services, LLC.

DCP Midstream Partners reported EBITDA of $9.5 million for the first quarter 2006, compared to $10.1 million in the corresponding 2005 period. Increases in gross margin resulting from strong prices and marketing activity on our PELICO system were offset due to higher operating and maintenance expense and higher general and administrative expense in the first quarter of 2006. Operating and maintenance expense was $4.3 million in the first quarter 2006 as compared to $3.6 million in the first quarter of 2005 primarily due to higher labor costs and costs related to pipeline integrity testing on our Minden gathering system. General and administrative expenses increased $2.5 million in the first quarter 2006 as compared to the first quarter of 2005 due primarily to new public partnership costs.

As of Jan. 1, 2006, the Partnership has hedged approximately 80 percent of its projected natural gas, natural gas liquids (NGLs) and condensate commodity price exposure through Dec. 31, 2010. As a result, changes in commodity prices are not expected to have a significant impact on the earnings and cash flows of the Partnership.

EBITDA, gross margin, segment gross margin, and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information” below.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services -- Gross margin increased $2.8 million to $17.0 million for the three months ended March 31, 2006, from $14.2 million in the same period of 2005. This increase is due primarily to higher commodity prices and an increase in marketing activity and throughput across our PELICO system due to atypical differences in natural gas prices at various receipt and delivery points across the system. The market conditions causing the differentials in natural gas prices may not continue in the future, nor can we assure our ability to capture upside margin if these market conditions do occur.

NGL Logistics -- Gross margin related to our Seabreeze pipeline remained consistent at $0.9 million for the three months ended March 31, 2006 and March 31, 2005.

EARNINGS CALL

DCP Midstream Partners will hold its quarterly conference call to discuss fourth quarter results today at 11 a.m. ET. The dial-in number for the call is 866-356-4123 in the United States or 617-597-5393 outside the United States, pass code 72199091. A live Webcast of the call can be accessed on the investor information page of DCP MidstreamPartners’ Web site at http://www.dcppartners.com. The call will beavailable for replay for seven days by dialing 888-286-8010, in theUnited States or 617-801-6888 outside the United States, pass code 38398170. A replay and transcript of the broadcast will also be available on the company’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, gross margin, segment gross margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations.

We define EBITDA as net income less interest income plus interest expense and depreciation and amortization expense. EBITDA is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner and finance maintenance capital expenditures. Our EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and
•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define gross margin as total operating revenues less purchases of natural gas and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less purchases of natural gas and NGLs for that segment. Our gross margin equals the sum of our segment gross margins. Gross margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product sales and purchases, a key component of our operations. Our gross margin may not be comparable to a similarly titled measure of other companies because other entities may not calculate gross margin in the same manner.

We define distributable cash flow as EBITDA, plus interest income, less interest expense, earnings from equity method investment, maintenance capital expenditures, net of reimbursable projects, and adjustments for non-cash hedge ineffectiveness. In the first quarter of 2006, the Partnership also adjusted for a post-closing reimbursement from Duke Energy Field Services, LLC for maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Non-cash hedge ineffectiveness refers to the ineffective portion of our cash flow hedges, which is recorded in earnings in the current period. This amount is considered to be non-cash for the purpose of computing distributable cash because settlement will not occur until future periods and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, compresses, processes, transports and markets natural gas and produces, transports and markets natural gas liquids. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by Duke Energy Field Services, LLC, a joint venture between Duke Energy and Conoco Phillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of credit worthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from what is expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnershiph as described. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

Statements of Operations

	Three months ended March 31,

	2006	2005

	($ in millions, except per unit amounts)
Sales of natural gas, NGLs and condensate	$113.5	$122.1
Transportation and processing	6.5	5.3
Total operating revenues	120.0	127.4
Purchases of natural gas and NGLs	102.1	112.3
Gross margin	17.9	15.1
Operating and maintenance expense	4.3	3.6
General and administrative expense	4.1	1.6
Earnings from equity method investment	—	0.2
EBITDA	9.5	10.1
Depreciation and amortization expense	3.0	3.0
Interest income	(1.5)	—
Interest expense	2.6	—
Net income	5.4	$7.1
Less:
Net income attributable to DCP Midstream Partners Predecessor	—	(7.1)
General partner interest in net income	(0.1)	—
Net income allocable to limited partners	$5.3	$—
Net income per limited partner unit-basic and diluted	$0.30	$—
Weighted average limited partners’ units outstanding-basic and diluted	17,500,000

Segment Financial and Operating Data

	Three months ended March 31,

	2006	2005

	($ in millions)
Natural Gas Services Segment
Financial Data
Segment gross margin	$17.0	$14.2
Operating data
Natural gas throughput (MMcf/d)	364	320
NGL gross production (Bbls/d)	4,962	5,073
NGL Logistics Segment
Financial data
Segment gross margin	$0.9	$0.9
Operating data
Seabreeze throughput (Bbls/d)	19,028	14,278
Black Lake throughput (Bbls/d)	4,397	5,232

Reconciliation of Non-GAAP Measures

	Three months ended March 31,

	2006	2005

	($ in millions)
Reconciliation of segment net income to segment gross margin
Natural gas services segment
Segment net income	$10.1	$7.9
Add:
Depreciation and amortization expense	2.8	2.8
Operating and maintenance expense	4.1	3.5
Segment gross margin	$17.0	$14.2
NGL logistics segment
Segment net income	$0.5	$0.8
Add:
Depreciation and amortization expense	0.2	0.2
Operating and maintenance expense	0.2	0.1
Less:
Earnings from equity method investment	—	0.2
Segment gross margin	$0.9	$0.9

Reconciliation of Non-GAAP Measures (cont.)

Three months ended March 31, 2006

($ in millions)
Reconciliation of net income to EBITDA, distributable cash flow and net cash used in operating activities
Net income	$5.4
Interest income	(1.5)
Interest expense	2.6
Depreciation and amortization	3.0
EBITDA	9.5
Interest income	1.5
Interest expense	(2.6)
Maintenance capital expenditures, net of reimbursable projects	(1.4)
Non-cash hedge ineffectiveness	0.4
Post closing reimbursement from Duke Energy Field Services for maintenance capital expenditures	0.8
Distributable cash flow	8.2
Maintenance capital expenditures, net of reimbursable projects	1.4
Post closing reimbursement from Duke Energy Field Services for maintenance capital expenditures	(0.8)
Net changes in operating assets and liabilities, excluding non-cash hedge ineffectiveness	(11.6)
Other, net	(0.7)
Net cash used in operating activities	$(3.5)
Net cash used in investing activities	$(3.8)
Net cash used in financing activities	$(21.7)

Three months ended March 31, 2005

($ in millions)
Reconciliation of net income to EBITDA and net cash provided by operating activities
Net income	$7.1
Depreciation and amortization	3.0
EBITDA	10.1
Earnings from equity method investment	(0.2)
Net changes in operating assets and liabilities	6.3
Net cash provided by operating activities	$16.2
Net cash used in investing activities	$(1.2)
Net cash used in financing activities	$(15.0)

SOURCE  DCP Midstream Partners, LP
     -0-                                                            05/10/2006
     /CONTACT:  Media and Investor Relations, Karen Taylor of DCP Midstream
Partners, LP, +1-303-633-2913, or 24-Hour, +1-303-809-9160/
     /Web site:   http://www.dcppartners.com /